Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 28, 2007, by and between WILLDAN GROUP, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.                           LINE OF CREDIT.

(a)                        Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including January 1, 2010, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of December 28, 2007 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)                        Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)                         Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.                           INTEREST/FEES.

(a)                        Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)                       Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)                        Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one quarter percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a fiscal quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

(d)                       Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3.                           COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 4121-618235 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.                           COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause MuniFinancial, Arroyo Geotechnical, Willdan and American Homeland Solutions and any other Subsidiary (as defined below) to grant to Bank security interests of first priority in all accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5.                           GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by MuniFinancial, Arroyo Geotechnical, Willdan and American Homeland Solutions and any other Subsidiary in the principal amount of Ten Million Dollars ($10,000,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.                           LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

MuniFinancial is a corporation, duly organized and existing and in good standing under the laws of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it. Borrower owns one hundred percent (100%) of MuniFinancial.

Arroyo Geotechnical is a corporation, duly organized and existing and in good standing under the laws of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it. Borrower owns one hundred percent (100%) of Arroyo Geotechnical.

Willdan is a corporation, duly organized and existing and in good standing under the laws of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it. Borrower owns one hundred percent (100%) of Willdan.

American Homeland Solutions is a corporation, duly organized and existing and in good standing under the laws of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it. Borrower owns one hundred percent (100%) of American Homeland Solutions.

As used herein the term “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are owned directly or indirectly by Borrower. As of the date hereof, MuniFinancial, Arroyo Geotechnical, Willdan and American Homeland Solutions are the only Subsidiaries of Borrower.

SECTION 2.2.                           AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.                           NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or any Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound.

SECTION 2.4.                           LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Subsidiary other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.                           CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower and Subsidiaries dated December 29, 2006, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower and Subsidiaries, (b) disclose all liabilities of Borrower and Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6.                           INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary’s income tax payable with respect to any year.

SECTION 2.7.                           NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower or any Subsidiary.

SECTION 2.8.                           PERMITS, FRANCHISES. Borrower and each Subsidiary possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names. If any, necessary to enable them to conduct the businesses in which they are now engaged in compliance with applicable law.

SECTION 2.9.                           ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any subsidiary (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.                     OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.                     ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and each Subsidiary are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or Subsidiary’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.                           CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)                       Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)                      Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.
(ii)	Certificates of Incumbency.
(iii)	Corporate Resolutions: Third Party Collateral.
(iv)	Corporate Resolutions: Continuing Guaranty.
(v)	Corporate Resolution: Borrowing.
(vi)	Disbursement Order.

(vii)	Continuing Guaranties.
(viii)	Security Agreement: Equipment.
(ix)	Continuing Security Agreement: Rights to Payments and Inventory.
(x)	Third Party Security Agreements: Rights to Payments and Inventory.
(xi)	Third Party Security Agreements: Equipment.
(xii)	Such other documents as Bank may require under any other Section of this Agreement.

(c)                       Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Subsidiary, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Subsidiary.

(d)                       Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s and each Subsidiary’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2.                           CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)                      Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)                     Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, unless Bank otherwise consents in writing:

SECTION 4.1.                           PUNCTUAL PAYMENTS. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.                           ACCOUNTING RECORDS. Borrower shall, and shall cause each Subsidiary to, maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each Subsidiary.

SECTION 4.3.                           FINANCIAL STATEMENTS. Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)                      not later than 100 days after and as of the end of each fiscal year, a copy of Borrower’s 10-K report as filed with the Securities and Exchange Commission;

(b)                     not later than 50 days after and as of the end of each fiscal quarter, a copy of Borrower’s 10-Q report as filed with the Securities and Exchange Commission;

(c)                      from time to time such other information as Bank may reasonably request.

SECTION 4.4.                           COMPLIANCE. Borrower shall, and shall cause each Subsidiary to, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of their businesses; and comply with the provisions of all documents pursuant to which they are organized and/or which govern their continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to them and/or their businesses.

SECTION 4.5.                           INSURANCE. Borrower shall, and shall cause each Subsidiary to, maintain and keep in force insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6.                           FACILITIES. Borrower shall, and shall cause each Subsidiary to, keep all properties useful or necessary to their businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.                           TAXES AND OTHER LIABILITIES. Borrower shall, and shall cause each Subsidiary to, pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as they may in good faith contest or as to which a bona fide dispute may arise, and (b) for which they have made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or any Subsidiary is obligated to make such payment.

SECTION 4.8.                           LITIGATION. Borrower shall promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with a claim in excess of $500,000.00.

SECTION 4.9.                                   FINANCIAL CONDITION. Borrower shall, and shall cause each Subsidiary to, maintain the financial condition of Borrower and Subsidiaries on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)                      Tangible Net Worth not less than $25,000,000.00 at any time, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals.

(b)                      Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end;

(c)                       Net income after taxes not less than $1.00 for any fiscal quarter that immediately follows a fiscal quarter in which Borrower failed to maintain net income after taxes of not less than $1.00, determined as of each fiscal quarter end;

(d)                      Total Funded Debt to EBITDA not greater than 2.5 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt, any contingent liabilities, the undrawn amount of any outstanding Letters of Credit, and all capital lease obligations), and with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

(e)                       Minimum Asset Coverage Ratio not less than 1.50 to 1.00 as of each fiscal quarter end, with “Minimum Asset Coverage Ratio” defined as unencumbered liquid assets (defined as cash, cash equivalents and/or publicly traded/quoted marketable securities acceptable to Bank in its sole discretion) plus the amount of net billed accounts receivable divided by the outstanding principal balance under the Line of Credit (including the undrawn amount of any outstanding Letters of Credit issued thereunder).

SECTION 4.10.                     NOTICE TO BANK. Borrower shall, and shall cause each Subsidiary to, promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, without Bank’s prior written consent:

SECTION 5.1.                           USE OF FUNDS. Borrower will not use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.                           OTHER INDEBTEDNESS. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and Subsidiaries to Bank, (b) any other liabilities of Borrower and Subsidiaries existing as of, and disclosed to

Bank prior to, the date hereof, and (c) purchase money indebtedness incurred hereafter by Borrower in the ordinary course of its business, provided, that such amount does not exceed $2,000,000.00 in the aggregate at any time.

SECTION 5.3.                           MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s or any Subsidiary’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except Permitted Acquisitions (defined below); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any Subsidiary’s assets except in the ordinary course of its business.

As used herein, “Permitted Acquisitions” means any direct acquisition by Borrower of (a) all or substantially all of the operating assets of any person or entity; (b) all of the stock of any corporation provided, however, that all of the following conditions are satisfied:

(i)                                The assets, entity or line of business which is acquired is in a substantially similar line of business as that of Borrower as its business is conducted on the date of this Agreement.

(ii)                             The acquisition is consummated in compliance with applicable law.

(iii)                          There is no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default would result after giving effect to the acquisition.

(iv)                         Borrower gives Bank at least thirty (30) days prior notice of the acquisition;

(v)                            Borrower furnishes Bank with copies of such documents and with such information pertaining to the acquisition as Bank may require, including without limitation copies of any acquisition agreement and formation documents of any acquired company.

(vi)                         Borrower furnishes Bank with financial statements of the company to be acquired (or the company whose assets are being acquired) showing that such company has maintained EBITDA of not less than $1.00 as of the end of each of the two fiscal years preceding the date of the closing of any such acquisition, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, with compliance determined by using generally accepted accounting principles consistently applied and used consistently with prior practices.

(vii)                      The aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) does not exceed Five Million Dollars ($5,000,000.00) for any individual acquisition and Ten Million Dollars ($10,000,000.00) for all such acquisitions in the aggregate during any fiscal year.

(viii)                   Borrower causes each company acquired pursuant to the provisions hereof to (a) guaranty the payment and performance of all indebtedness and other obligations of Borrower to Bank hereunder, and (b) grant to Bank security interests of first priority in all such company’s accounts receivable and other rights to payment, general intangibles, inventory and equipment as security for all indebtedness and other obligations of Borrower to Bank subject hereto. Borrower shall cause each such company to execute guaranties, security agreements and such other documents as Bank may require in connection herewith, all of which shall be in form and substance satisfactory to Bank.

SECTION 5.4.                           GUARANTIES. Borrower will not, and will not permit any Subsidiary to, guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.5.                           LOANS, ADVANCES, INVESTMENTS. Borrower will not, and will not permit any Subsidiary to, make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and (b) loans or advances made hereafter by Borrower to any third party in the ordinary course of Borrower’s business provided that such amounts do not exceed $2,000,000.00 in the aggregate at any time.

SECTION 5.6.                           DIVIDENDS, DISTRIBUTIONS, SHARE REPURCHASES. Borrower will not declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding. Notwithstanding the foregoing, Borrower may make lawful repurchases of any shares of any class of Borrower’s stock now or hereafter outstanding, provided that the aggregate fair market valuation of any such repurchased shares does not exceed $5,000,000.00 in the aggregate during any calendar year, and provided, further, that there exists no Event of Default, or any act, condition or event which with the giving of notice or the passage of time or both would constitute such an Event of Default, or if any such Event of Default would result after giving effect to any such contemplated repurchase.

SECTION 5.7.                           PLEDGE OF ASSETS. Borrower will not, and will not permit any Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof and (b) purchase money liens to the extent they secure purchase money debt permitted under Section 5.2 hereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.                           The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)                        Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)                       Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)                      Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)                     Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a ‘Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

(e)                      The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor.

(f)                        Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act. Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)                     There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

(h)                     The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i)                         Borrower ceases to own one hundred percent (100%) of any Subsidiary.

(j)                         A Change in Control of Borrower, and as used herein, “Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of Borrower, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Borrower representing 25% or more of (A) the outstanding shares of common stock of Borrower or (B) the combined voting power of Borrower’s then outstanding securities; or (b) the Borrower is party to a merger or consolidation which results in the voting securities of the Borrower outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least twenty five (25%) percent of the combined voting power of the voting securities of the Borrower or such surviving or other entity outstanding immediately after such merger or consolidation.

SECTION 6.2.                           REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.                           NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.                           NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Willdan Group, Inc.
2711 Centerville Road, Suite 400
Wilmington, Delaware

Willdan Group, Inc.
2401 East Katella Avenue
Suite 300
Anaheim, CA 92806

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
San Gabriel Valley Regional Commercial Banking Officer
1000 Lakes Drive, Suite 250
West Covina, CA 91790

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.                           COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, In an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.                           SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 7.5.                           ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.                           NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.                           TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.                           SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.                           COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.                     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11.                     ARBITRATION.

(a)                     Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)                    Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                     No Waiver of Provisional Remedies. Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                       Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                         Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)                      Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                      Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)                          Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)                          Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,
WILLDAN GROUP, INC		NATIONAL ASSOCIATION

By:	/s/ Kimberly D. Gant	By:	/s/ Jared Myres
	Kimberly D. Gant		Jared Myres
Title:	Chief Financial Officer		Assistant Vice President